SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

Integrity Media, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1000 Cody Road

Mobile, Alabama 36695

April 18, 2003

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Integrity Media, Inc., which will be held at the Adams Mark Hotel, 64 South Water Street, Mobile, Alabama 36602, on Friday, May 23, 2003, at 2:00 p.m. local time.

        We look forward to your attendance at the Annual Meeting so that you can vote your shares in person and become better acquainted with the members of Integrity’s Board of Directors and management team. Each of the items of business which will be considered and voted upon this year is explained in the accompanying Proxy Statement. Even if you are planning to attend the Annual Meeting, please complete the enclosed proxy card and return it in the enclosed envelope so that your shares may be voted. You will still be able to vote your shares in person if you attend the Annual Meeting.

        If you have any questions about the Proxy Statement or the 2002 Annual Report, please contact Donald S. Ellington, Senior Vice President of Finance and Administration, at (251) 633-9000.

Sincerely,

P. MICHAEL COLEMAN
Chairman, President and
Chief Executive Officer

INTEGRITY MEDIA, INC.

1000 Cody Road
Mobile, Alabama 36695

NOTICE TO THE HOLDERS OF CLASS A AND CLASS B COMMON STOCK

OF THE 2003 ANNUAL MEETING OF STOCKHOLDERS
to be held on May 23, 2003

        Notice is hereby given to the holders of the $.01 par value per share Class A common stock and the $.01 par value per share Class B common stock of Integrity Media, Inc. (“Integrity”) that the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the Adams Mark Hotel, 64 South Water Street, Mobile, Alabama 36602, on Friday, May 23, 2003, at 2:00 p.m., local time, to consider and vote upon the following proposals:

        (i)   To elect six directors to serve until the 2004 Annual Meeting of Stockholders;

        (ii)  To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2003; and

        (iii) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

        Only those stockholders of record at the close of business on March 24, 2003, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be maintained at Integrity’s headquarters at 1000 Cody Road, Mobile, Alabama 36695 prior to the Annual Meeting, and will also be available at the Annual Meeting.

By Order of the Board of Directors,

DONALD S. ELLINGTON
Senior Vice President of
Finance and Administration

April 18, 2003

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

INTEGRITY MEDIA, INC.

1000 Cody Road
Mobile, Alabama 36695

April 18, 2003

Proxy Statement

For Class A Common Stock
For Annual Meeting of Stockholders
to be Held on May 23, 2003

INTRODUCTION

        This Proxy Statement is being furnished to holders of the $.01 par value per share Class A common stock (“Class A Common Stock”) of Integrity Media, Inc., a Delaware corporation (“Integrity”), in connection with the solicitation of proxies by Integrity’s Board of Directors for use at the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 2:00 p.m., local time, at the Adams Mark Hotel, 64 South Water Street, Mobile, Alabama 36602, on Friday, May 23, 2003, and at any adjournments thereof (the “Annual Meeting”).

        The Annual Meeting will be held to consider and vote upon the following proposals: (i) to elect six directors to serve until the 2004 Annual Meeting of Stockholders and until their successors are elected and qualified; (ii) to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2003; and (iii) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

        Integrity’s mailing address and the location of its principal executive offices is 1000 Cody Road, Mobile, Alabama 36695. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders of Integrity on or about April 18, 2003.

Stockholders Entitled to Vote

        Only stockholders of record of Integrity at the close of business on March 24, 2003 will be entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 2,364,783 shares of the Class A Common Stock issued and outstanding held by approximately 113 holders of record with approximately 1,500 beneficial owners. In addition, there were 3,385,000 shares of Integrity’s $.01 par value per share Class B common stock (“Class B Common Stock”) issued and outstanding held by three (3) holders of record. Integrity’s stock transfer books will not be closed in connection with the Annual Meeting and shares may be transferred subsequent to the record date. However, all votes must be cast in the names of stockholders of record as of the record date.

        Pursuant to Integrity’s Certificate of Incorporation, holders of record of Class A Common Stock are entitled to one vote per share, and holders of record of Class B Common Stock are entitled to ten votes per share, on any matter that may properly come before the Annual Meeting. All actions submitted to a vote of stockholders at the Annual Meeting will be voted on by the holders of Class A Common Stock and Class B Common Stock voting together as a single class.

Quorum and Voting Requirements

        Pursuant to Integrity’s Bylaws, the holders of shares of the Class A Common Stock and Class B Common Stock entitled to cast a majority of the votes on the matters at issue at the Annual

Meeting, present in person or by proxy, shall constitute a quorum. For the purpose of determining the presence of a quorum, abstentions, votes withheld from any nominee and broker non-votes will be counted as present. Broker non-votes are votes that brokers holding shares of record for their customers are not permitted to cast on certain proposals under applicable stock exchange rules because the brokers have not received specific instructions from their customers as to how to vote and as to which the brokers have advised Integrity that they lack voting authority.

        Proposal I, the election of six directors, requires the affirmative vote of a plurality of the votes of the shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors, voting together as a single class, provided a quorum is present. Stockholders may (1) vote “for” all six nominees, (2) “withhold authority” to vote for all such nominees, or (3) “withhold authority” to vote for any individual nominee or nominees but vote for all other nominees. Because directors are elected by a plurality, withholding authority to vote with respect to one or more nominees will have no effect on the outcome of the election of directors.

        Proposal II, the ratification of selection of auditors, requires the affirmative vote of the majority of the shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, provided a quorum is present. Stockholders may (1) vote “for,” (2) vote “against,” or (3) “abstain” from voting on the proposal. An abstention will have the same effect as a vote “against” the ratification of selection of auditors.

Proxies

        The proxy card accompanying this Proxy Statement is for use at the Annual Meeting if a stockholder is unable to attend or is able to attend but does not wish to vote in person. Stockholders should specify their choices with regard to each proposal on the enclosed proxy card. All properly executed and dated proxy cards delivered by stockholders to Integrity in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions given thereon. If no specific instructions are given, the shares represented by a signed and dated proxy card will be voted (i) for the election of all director nominees and (ii) for ratification of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2003.

        The Board of Directors is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. As permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, the persons named as proxies on the proxy cards will have discretionary authority to vote in their judgment on any proposals presented by stockholders for consideration at the Annual Meeting that were submitted to Integrity after March 4, 2003, upon the election of any person as a director if a director nominee is unable to serve or for good cause will not serve, on matters incident to the conduct of the Annual Meeting and on any other matters enumerated in Rule 14a-4(c).

Revocation of Proxies

        The giving of a proxy does not affect the stockholder’s right to vote in person should the stockholder attend the Annual Meeting. Any stockholder that has given a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to Donald S. Ellington, Integrity’s Senior Vice President of Finance and Administration, at 1000 Cody Road, Mobile, Alabama 36695, by executing and delivering to Mr. Ellington a proxy card bearing a later date, or by voting in person at the Annual Meeting. However, a stockholder that holds shares in “street name” may not vote such shares in person at the Annual Meeting unless he brings with him a legal proxy from the stockholder of record. If a stockholder is not attending the Annual Meeting, any proxy card or notice should be returned in time for receipt no later than the close of business on the date preceding the Annual Meeting.

PROPOSAL I

ELECTION OF DIRECTORS

        Integrity’s Bylaws provide that its Board of Directors shall consist of not less than three, nor more than twelve, individuals, with the exact number of directors determined by a resolution of the Board of Directors. Pursuant to Integrity’s Bylaws, its Board of Directors has set the number of directors at six and has nominated the following individuals for election as directors:

P. Michael Coleman

Jean C. Coleman
William A. Jolly
Charles V. Simpson
Heeth Varnedoe III
Jimmy M. Woodward

        Each director will be elected to serve for a one-year term ending at the 2004 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. The persons designated as proxies intend to vote the shares represented thereby in favor of the election to the Board of Directors of the nominees whose names appear above, unless either authority to vote for any or all of the nominees is withheld or such proxy has previously been revoked. Each nominee has consented to being named in this Proxy Statement and to serve if elected. All nominees are currently directors of Integrity. In the event that a nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other person as they may select. Integrity anticipates that stockholders of Integrity who are members of management will vote for the election of the nominees.

        The Board of Directors recommends that stockholders vote “FOR” the nominees for election as directors. If a choice is specified on the proxy by the stockholder, the shares will be voted as specified. If no specification is made, the shares will be voted FOR the nominees. The affirmative vote of a plurality of the votes of the shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors, voting together as a single class, provided a quorum is present, is required for the election of the nominees.

Certain Information Concerning Nominees

        The following table sets forth the names of the nominees for election as directors, their ages, the year in which they were first elected as members of Integrity’s Board of Directors, their positions with Integrity, their principal occupations and employers for at least the last five years, and any other directorships held by them in certain other companies. For information concerning the directors’ membership on committees of the Board of Directors, see “Meetings of the Board of Directors and Committees” below. For information concerning directors’ ownership of shares of Integrity’s common stock, see “Beneficial Owners of More Than Five Percent of Integrity’s Common Stock; Shares Held by Directors and Executive Officers” below.

Name and Year First		Positions with Integrity, Principal Occupations During at
Elected Director	Age	Least the Past Five Years, and Other Directorships

P. Michael Coleman (1987)	49	Mr. Coleman co-founded Integrity in 1987 when he and a partner purchased the music operations of Integrity Communications, Inc. from Charles Simpson Ministries, Inc. He has served as Chairman, President and the Chief Executive Officer of Integrity since 1987. In his capacity, Mr. Coleman oversees the company and the senior manager of the Music division, Book division, Finance and Administration, Legal Affairs, and the Direct to Customer division. Prior to 1987, Mr. Coleman served as president of several different organizations in the Christian communications industry. In December 1999, Mr. Coleman earned a Master of Business Administration degree for global executives from Duke University.

Jean C. Coleman (1993)	56	Mrs. Coleman has extensive experience in Christian ministry, speaks regularly to Christian women’s groups and is the wife of P. Michael Coleman.

William A. Jolly (2001)	48	Mr. Jolly has been a partner of Fine Equities, Inc. since 1996. Fine Equities, Inc. is a boutique investment bank that specializes in financing consumer product, biotech and medical device companies, investment advisory services and corporate restructurings. From 1994-1996 Mr. Jolly was the Vice President of Worldwide Consumer Products Asia-Pacific Region for Scott Worldwide, Inc. Prior to working with Scott Worldwide, Inc., Mr. Jolly worked for Procter & Gamble, most recently as the President Director of its operations in Indonesia. Mr. Jolly received a Masters of Business Administration from the University of North Carolina at Chapel Hill, North Carolina and graduated from Duke University with a Bachelors Degree in Management Sciences and French Literature.

Charles V. Simpson (1987)	65	Reverend Simpson is the retired Senior Pastor of the Covenant Church of Mobile, where he previously served from 1973 to 1987 and then from 1992 to 1999. Reverend Simpson is Chairman of Charles Simpson Ministries, which publishes Christian Conquest magazine, The Covenant and the Kingdom Curriculum and a monthly pastoral letter.

Heeth Varnedoe III (1993)	66	Mr. Varnedoe was President and Chief Operating Officer from 1986 to 1997 of Flowers Industries Inc., a publicly-traded company which produces bread and other baked products. Mr. Varnedoe retired from Flowers Industries in 1997.

Jimmy M. Woodward (1999)	42	Mr. Woodward currently serves as Senior Vice President and Chief Financial Officer of Flowers Foods Inc. and has held that position since March 26, 2001. Prior thereto, he was Vice President and Chief Financial Officer of Flowers Industries since 1997. Mr. Woodward joined Flowers Industries in 1985 as Tax Accounting Manager and served as Assistant Treasurer from 1990 to 1997. Mr. Woodward is a former director of Keebler Foods Company.

Meetings of the Board of Directors and Committees

        Board of Directors. The property, affairs and business of Integrity are under the general management of its Board of Directors as provided by the laws of Delaware and the Bylaws. The Board of Directors held six meetings during 2002. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served. Integrity has standing Audit and Compensation Committees of its Board of Directors. Integrity does not have a standing Nominating Committee of its Board of Directors.

        Audit Committee. The Audit Committee is currently composed of three members who are independent within the meaning of the NASD listing standards and who are otherwise qualified to serve on the Audit Committee under those standards. The members of the Audit Committee are Jimmy M. Woodward (Chairman), Heeth Varnedoe III and William A. Jolly.

        The Audit Committee oversees management’s conduct of the financial reporting process, the system of financial and administrative controls and the annual independent audit of Integrity’s financial statements. In addition, the Audit Committee makes recommendations to the Board of Directors regarding Integrity’s employment of independent auditors, reviews the independence of such auditors, approves the scope of the annual activities of the independent auditors and reviews audit results. The Audit Committee held four meetings during 2002. The Board of Directors has adopted a written charter for the Audit Committee. See also “Audit Committee Report” below.

        Compensation Committee. The members of the Compensation Committee are Heeth Varnedoe III (Chairman), Jimmy M. Woodward and William A. Jolly. The function of the Compensation Committee is to review and approve the compensation of executive officers and establish targets and incentive awards under Integrity’s incentive compensation plans. The Compensation Committee held three meetings during 2002.

Compensation of Directors

        Integrity pays an annual retainer of $12,000 (or $1,000 per month), plus $1,000 for each Board meeting attended and $500 for each Committee meeting attended by its directors who are not employees of Integrity, former employees of Integrity or members of the immediate family of a current or former employee of Integrity. Integrity also reimburses the directors for travel expenses incurred in connection with their activities on behalf of Integrity.

        Pursuant to the Integrity Incorporated 2002 Stock Option Plan for Outside Directors (the “Director Plan”), each director (other than employees, former employees or immediate family members of current or former employees) automatically receives, on the day of each annual meeting of stockholders, a grant of options to purchase 5,000 shares of Class A Common Stock. Such options have an exercise price equal to 100% of the fair market value of the Class A Common Stock at the date of grant of the option.

AUDIT COMMITTEE REPORT

Dated March 24, 2003

        The Audit Committee is currently composed of three directors who are independent within the meaning of the NASD listing standards and who are otherwise qualified to serve on the Audit Committee under those standards.

        Integrity’s management is responsible for the company’s internal controls and financial reporting process. Integrity’s independent accountants are responsible for performing an independent audit of Integrity’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee’s responsibilities are detailed in the Audit Committee Charter. It is not the duty of the Audit Committee to plan or conduct audits or to determine that Integrity’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditors.

        In this context, the Audit Committee has met and held discussions with management and the independent auditors. In particular,

(1)	the Audit Committee has reviewed and discussed Integrity’s audited financial statements for the fiscal year ended December 31, 2002 with management and Integrity’s independent auditors, PricewaterhouseCoopers LLP;

(2)	the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

(3)	the Audit Committee received written disclosures from PricewaterhouseCoopers LLP regarding their independence in a form required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with PricewaterhouseCoopers LLP their independence.

        The Audit Committee has also considered whether the provision of services by PricewaterhouseCoopers LLP not related to the audit of Integrity’s financial statements for the fiscal year ended December 31, 2002 or the review of Integrity’s interim financial statements included in Integrity’s Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2002 is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

        Based on such review and discussion, the Audit Committee recommended to the Board of Directors that Integrity’s audited financial statements for the year ended December 31, 2002 be included in its Annual Report on Form 10-K for the year ended December 31, 2002.

Audit Committee

Jimmy M. Woodward, Chairman
Heeth Varnedoe III
William A. Jolly

Beneficial Owners of More Than Five Percent of Integrity’s Common Stock; Shares Held by Directors and Executive Officers

        On December 31, 2002, there were 2,364,783 shares of Class A Common Stock issued and outstanding and 3,385,000 shares of Class B Common Stock issued and outstanding. The percentages shown in the following table are based on the total number of shares of Integrity’s Class A Common Stock and Class B Common Stock outstanding as of that date.

        Based solely upon information made available to Integrity and except where noted, the following table sets forth certain information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock as of December 31, 2002, by (i) each person who is known by Integrity to beneficially own more than five percent of either Class A Common Stock or Class B Common Stock; (ii) each nominee for director of Integrity; (iii) each of the Named

Executive Officers (as defined under “Executive Compensation” below); and (iv) all officers and directors as a group.

	Shares of Class A		Shares of Class B
	Common Stock		Common Stock
					Percentage of
Name And Address	Shares Beneficially		Shares Beneficially		Class A and Class B
of Beneficial Owner(1)	Owned(2)	Percentage	Owned(2)	Percentage	Common Stock

Financial & Investment	362,574	15.3%	—	—	6.3%
Management Group, Ltd.(3) 417 St. Joseph Street P.O. Box 40 Suttons Bay, MI 49682

The Coleman Limited	—	—	223,021	6.6%	3.9%
Partnership(4) c/o Mr P. Michael Coleman

The Coleman Charitable	55,000	2.3	—	—	1.0
Foundation(5)

P. Michael Coleman(6)	55,100	2.3	3,385,000	100.0%	59.8%
Jean C. Coleman(7)	55,100	2.3	3,385,000	100.0%	59.8%
Jimmy M. Woodward(8)	9,000	*	—	—	*
Charles V. Simpson(9)	5,500	*	—	—	*
Heeth Varnedoe III(10)	10,500	*	—	—	*
Jerry W. Weimer(11)	183,000	7.7%	—	—	3.2%
Donald J. Moen(12)	78,234	3.3%	—	—	1.4%
Daniel D. McGuffey(13)	46,000	1.9%	—	—	*
Keith J. Manwaring(14)	20,100	*	—	—	*
Chris E. Thomason(15)	14,400	*	—	—	*
Robert E. Rist(16)	26,297	1.1%	—	—	*
Donald S. Ellington(17)	8,000	*	—	—	*
William A. Jolly(18)	6,000	*	—	—	*
All executive officers and	462,131	19.5%	3,385,000	100.0%	66.9%
directors as a group (13 persons)(19)

*	Less than 1%.

(1)	Except as indicated, the address of each executive officer and director is 1000 Cody Road, Mobile, Alabama 36695.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of shares of common stock if such person has or shares voting or investment power with respect to such common stock, or has the right to acquire beneficial ownership at any time within 60 days. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(3)	Based on information from a Schedule 13G dated September 30, 2002. Financial & Investment and Management Group has sole voting and dispositive power over 362,574 shares owned by its investment advisory clients. The address for Financial & Investment Management Group is 417 St. Joseph Street, P.O. Box 40, Suttons Bay, MI 49682.
(4)	P. Michael Coleman is the General Partner of the Coleman Limited Partnership and has sole voting and dispositive power over 223,021 shares of Class B Common Stock.
(5)	Includes 55,000 shares held by The Coleman Charitable Foundation over which Mr. Coleman as Chairman has shared voting and dispositive power.
(6)	Includes 100 shares of Class A Common Stock and 2,953,346 shares of Class B Common Stock owned by Mr. Coleman, 55,000 shares of Class A Common Stock owned by the Coleman Charitable Foundation, 208,633 shares of Class B Common Stock owned by Mrs. Coleman, and 223,021 shares of Class B Common Stock owned by the Coleman Limited Partnership.
(7)	Includes 208,633 shares of Class B Common Stock owned by Mrs. Coleman, 100 shares of Class A Common Stock and 2,953,346 shares of Class B Common Stock owned by Mr. Coleman, 55,000 shares of Class A Common Stock owned by the Coleman Charitable Foundation, and 223,021 shares of Class B Common Stock owned by the Coleman Limited Partnership.
(8)	Includes options to purchase 8,000 shares of Class A Common Stock, which are immediately exercisable.
(9)	Includes options to purchase 5,000 shares of Class A Common Stock, which are immediately exercisable.

(10)	Includes options to purchase 6,000 shares of Class A Common Stock, which are immediately exercisable.

(11)	Includes options to purchase 180,000 shares of Class A Common Stock, 160,000 of which are immediately exercisable and 20,000 of which are exercisable beginning in February 2003.
(12)	Includes options to purchase 70,834 shares of Class A Common Stock, which are immediately exercisable.
(13)	Includes options to purchase 46,000 shares of Class A Common Stock, which are immediately exercisable.
(14)	Includes options to purchase 20,000 shares of Class A Common Stock, which are immediately exercisable.
(15)	Includes options to purchase 14,400 shares of Class A Common Stock, which are immediately exercisable.
(16)	Includes options to purchase 20,000 shares of Class A Common Stock, which are immediately exercisable.
(17)	Includes options to purchase 8,000 shares of Class A Common Stock, which are immediately exercisable.
(18)	Includes options to purchase 6,000 shares of Class A Common Stock, which are immediately exercisable.
(19)	Includes options to purchase 384,234 shares of Class A Common Stock, 364,234 of which are immediately exercisable and 20,000 of which are exercisable beginning in February 2003.

Executive Officers of Integrity

        Except for Mr. Coleman, who serves as Integrity’s Chairman, President and Chief Executive Officer and who is discussed above, the following table sets forth the names of the executive officers of Integrity, their ages, their positions with Integrity and their principal occupations and employers for at least the last five years. For information concerning executive officers’ ownership of common stock, see “Beneficial Owners of More Than Five Percent of Integrity’s Common Stock; Shares Held by Directors and Executive Officers.”

		Positions with Integrity and Principal
Name	Age	Occupations During at Least the Past Five Years

Jerry W. Weimer Executive Vice President and Chief Operating Officer	55	Mr. Weimer joined Integrity in March 1996 as Executive Vice President and Chief Operating Officer. Mr. Weimer’s previous experience includes more than 20 years in the music industry. From 1992 to 1996, he held the position of Executive Vice President of Word, Inc., the former Christian music division of Thomas Nelson, Inc., and prior to 1991 he was President of the Gaither Management Group, which is involved in Christian music publishing. In December 2001, Mr. Weimer was appointed President and Chief Operating Officer of Integrity Music, Inc., the music division of Integrity. In this role, Mr. Weimer oversees the operations of the music division, which includes M2 Communications, LLC. He continues to be Executive Vice President and Chief Operating Officer of the parent company, Integrity Media, Inc.

Donald S. Ellington Senior Vice President of Finance and Administration	47	Mr. Ellington joined Integrity in May 2000 as Senior Vice President of Finance and Administration and its chief financial officer. Mr. Ellington’s responsibilities include management of the accounting department and all aspects of internal and external financial reporting. He is also responsible for the administrative functions of Integrity, including risk management and human resources. Additionally, he is responsible for certain operational areas of Integrity, among them information technology, inventory management and distribution center. From August 1998 to May 2000, Mr. Ellington was the Chief Operating Officer for Ray Wallace and Associates, and from August 1994 to August 1998, he was Corporate Controller for Bio-Lab, Inc. a wholly-owned subsidiary of Great Lakes Chemical Corporation.

		Positions with Integrity and Principal
Name	Age	Occupations During at Least the Past Five Years

Donald J. Moen Executive Vice President and Creative Director	52	Mr. Moen joined Integrity as Creative/Product Director in February 1988 and is currently Executive Vice President and Chief Creative Officer. In this position, Mr. Moen provides creative direction and oversight to the music product creation process. Also, as an artist and songwriter, Mr. Moen has completed numerous recordings for Integrity and has been a worship leader for the Hosanna! Music series. In 1994, Integrity’s musical “God With Us,” for which Mr. Moen was the key creative director, won a Dove Award for best musical. In 1993, he was a Dove Award nominee for his recording “Worship with Don Moen,” and in 1992, he was a nominee for his song “God Will Make a Way.”

Keith J. Manwaring Senior Vice President and Managing Director of Integrity International Group	56	Mr. Manwaring joined Integrity in November 1990 as the Managing Director of Integrity’s Australian subsidiary. In February 1992, Mr. Manwaring transferred to Integrity’s headquarters in Mobile, Alabama where he assumed the position of Vice President, International, Church Resources and Special Sales. In September 1995, certain areas of Integrity were restructured and Mr. Manwaring became solely responsible for international sales as Senior Vice President, International. In December 1996, Mr. Manwaring’s title was changed to Senior Vice President and Managing Director of Integrity International Group to reflect his management responsibilities for all international activities including oversight of all of Integrity’s international subsidiaries.

Daniel D. McGuffey Senior Vice President and Chief Marketing Officer	49	Mr. McGuffey joined Integrity in January 1997 as Senior Vice President, General Manager of the Integrity Label Group. In August 1999, Mr. McGuffey was promoted to Senior Vice President and Chief Marketing Officer, responsible for all North American consumer sales and marketing. In January 2003, Mr. McGuffey’s role as Chief Marketing Officer was expanded to include responsibility for global branding strategies and marketing for all of Integrity’s product divisions. Prior to joining Integrity, Mr. McGuffey was Vice President of Marketing and Sales for Star Song Communications, a Christian music publisher, from 1992 to December 1996, where he was instrumental in the marketing and sales development of over 30 artists and labels. He also held the position of Vice President of Marketing and Sales for Reunion Records from 1991 to 1992 and began his career in the music industry in 1980 with the Sparrow Corporation, a Christian music publisher, where he served as Vice President, Sales, from 1986 through 1991.

		Positions with Integrity and Principal
Name	Age	Occupations During at Least the Past Five Years

Chris E. Thomason Senior Vice President and General Manager of the Integrity Label Group	40	Mr. Thomason joined Integrity in 1992 as an Assistant Manager of Song Development. He then moved to Assistant Artists and Repertoire (“A&R”) Manager and then to Director of A&R. He was promoted to Vice President of Creative in 1997. In January 2001, he was promoted to Senior Vice President of the Creative Group. In January 2003, he was promoted to his current position of Senior Vice President and General Manager of the Integrity Label Group, where he oversees product development, song development, studios, music production and A&R functions for this group. CBA Trade sales and marketing functions also report to Mr. Thomason. Prior to joining Integrity, Mr. Thomason was employed by Gold Mine Studios and co-owned Duckworth Studios.
Robert G. Rist Senior Vice President, General Manager Integrity Direct, LLC	56	Mr. Rist joined Integrity on March 31, 1997, as Vice President, Church Resources. In January 2001, he was promoted to Senior Vice President, Church Resources and Music Publishing. In January 2003, he was promoted to his current position of Senior Vice President and General Manager of Integrity Direct, LLC. In his new capacity, Mr. Rist is responsible for all direct-to-consumer functions, including continuity clubs, Internet and church sales. Prior to joining Integrity, Mr. Rist served as President of Warner Press in Anderson, Indiana, for seven years and prior to that for 14 years in various positions at Alexandria House, Inc., a music distribution company in Alexandria, Indiana.
Byron Williamson President and Chief Executive Officer of Integrity Publishers, Inc., Integrity’s book- publishing subsidiary	57	Mr. Williamson joined Integrity on June 1, 2001 as President and Chief Executive Officer of Integrity Publishers, Inc., a subsidiary created by Integrity for the purpose of developing and publishing Christian books. Prior to joining Integrity, Mr. Williamson held various key positions in the Christian publishing industry. From 1989 to 1998, he led Word Publishing, becoming its President in 1992 when it was acquired by Thomas Nelson, Inc. From 1995 until 1998, he served as President of the newly consolidated Thomas Nelson/Word Publishing, which had become the tenth-largest general trade publisher in the United States. From 1977 to 1988 he was employed by Sweet/Worthy Publishing, where he was named President in 1985. Word, Inc. acquired this Ft. Worth-based publisher of educational and training materials, children’s books and commercially successful Bible translations in late 1988.

		Positions with Integrity and Principal
Name	Age	Occupations During at Least the Past Five Years

Joseph Paul Senior Vice President and Publisher of Integrity Publishers, Inc., Integrity’s book- publishing subsidiary	57	Mr. Paul joined Integrity on July 21, 2001 as Senior Vice President and Publisher of Integrity’s book-publishing subsidiary, Integrity Publishers, Inc., where he heads the acquisition and editorial development of all book products. He is a highly respected editor and product development expert, with over 30 years of experience in the Christian publishing industry. Prior to joining Integrity, Mr. Paul was employed by Word Publishing in several key positions. In 1988 he was named Vice President and Associate Publisher, and in 1998 he was promoted to his most recent position with Word Publishing, Senior Vice President and Editor-In-Chief. In this position he worked closely with some of the most successful authors in the Christian publishing industry.
Robert Birkhead Senior Vice President of Marketing of Integrity Publishers, Inc., Integrity’s book- publishing subsidiary	42	Mr. Birkhead joined Integrity on September 24, 2001 as Senior Vice President of Marketing for Integrity Publishers, Inc., Integrity’s book- publishing subsidiary. He began his Christian publishing career in 1988 with Word Publishing as Director of Advertising. In 1991 he moved to Word Records where he applied his talents to advancing the careers of some of today’s best-known Christian music artists. In 1996 he returned to the Christian publishing industry with Thomas Nelson and Word Publishing as Senior Vice President of Marketing, where he developed major marketing plans for numerous Christian authors including John Maxwell, John Eldredge and Max Lucado. He remained in this position until he joined Integrity in 2001.
David Howell Senior Vice President of Finance and Operations of Integrity Publishers, Inc., Integrity’s book publishing subsidiary	46	Mr. Howell joined Integrity on February 18, 2002 as Senior Vice President of Finance and Operations for Integrity Publishers, Inc., Integrity’s book publishing subsidiary. In this capacity, Mr. Howell is responsible for the financial oversight of Integrity Publishers, Inc. and manages various third party providers of finance and operational support functions. From 2000 to 2002, Mr. Howell worked for Eagle Communications, Inc., a publisher of Christian and inspirational gift books as Executive Vice President and Chief Financial Officer. From 1993 to 2000, he was Chief Financial Officer of Word Entertainment and remained with the company after its acquisition by Gaylord Entertainment in 1997. From 1990 to 1993, Mr. Howell was Vice President of Finance at Thomas Nelson Publishers and played a key role in 1992 when Thomas Nelson acquired Word, Inc. He began his career in the international accounting firm of Ernst and Young, spending eleven years in various auditing and consulting capacities.

Executive Compensation

        The following table presents certain summary information concerning compensation paid or accrued by Integrity for services rendered in all capacities during the fiscal years ended December 31, 2000, 2001 and 2002 for (i) the President and Chief Executive Officer of Integrity; and (ii) the four other most highly compensated executive officers of Integrity whose total salary and bonus exceeded $100,000 (determined as of December 31, 2002) (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Long Term Compensation

	Annual Compensation			Awards
						Payouts
					Securities
Name and				Restricted	Underlying	LTIP	All Other
Principal Position	Year	Salary	Bonus	Stock Awards	Options/SAR	Payouts(1)	Compensation

		($)	($)	($)	(#)	($)	($)
P. Michael Coleman	2002	$333,644	—	—	—	—	$4,871	(2)
Chairman, President and	2001	322,361	$400,226	—	—	—	4,043	(2)
Chief Executive Officer	2000	311,460	—	—	—	—	4,043	(2)
Jerry W. Weimer	2002	255,104	—	—	—	—	7,622	(3)
Executive Vice President	2001	241,552	253,303	—	—	—	3,988	(3)
and Chief Operating Officer	2000	223,266	—	—	—	—	3,635	(3)
Donald J. Moen	2002	176,752	—	—	—	—	8,843	(4)
Executive Vice President	2001	170,775	124,446	—	—	—	7,490	(4)
and Creative Director	2000	165,039	13,760	—	40,278	$35,360	7,439	(4)
Daniel D. McGuffey	2002	178,933	10,450	—	—	—	26,224	(5)
Senior Vice President	2001	171,702	227,511	$377,000	50,000	—	21,441	(5)
and Chief Marketing Officer	2000	161,709	106,255	—	—	—	18,946	(5)
Byron Williamson	2002	255,104	—	—	—	—	9,255	(6)
President and Chief	2001	145,833	—	—	—	—	—
Executive Officer of	2000	—	—	—	—	—	—
Integrity Publishers, Inc.

(1)	Comprised of payments made under Integrity’s 1995 Cash Incentive Plan. See “— Employment Arrangements — Cash Incentive Plan.”
(2)	Comprised of payments made by Integrity on behalf of the officer for Personal Disability Insurance in the amount of $4,871, $4,043 and $4,043 in each of 2002, 2001 and 2000, respectively.
(3)	Comprised of payments made by Integrity on behalf of the officer for Personal Disability Insurance in the amounts of $7,622, $3,988 and $3,635 in each of 2002, 2001 and 2000, respectively.
(4)	Comprised of (i) contributions made by Integrity to Integrity’s 401(k) Plan and Profit Sharing Plan in the amounts of $5,500, $5,250 and $5,250 in each of 2002, 2001 and 2000, respectively and (ii) payments made by Integrity on behalf of the officer for Personal Disability Insurance in the amounts of $3,343, $2,240 and $2,189 in each of 2002, 2001 and 2000, respectively.
(5)	Comprised of (i) contributions made by Integrity to Integrity’s 401(k) Plan and Profit Sharing Plan in the amounts of $5,500, $5,250 and $5,250 in 2002, 2001 and 2000, respectively; (ii) reimbursement by Integrity of living expenses in the amounts of $16,150, $13,914 and $11,706 in each of 2002, 2001 and 2000, respectively; and (iii) payments made by Integrity on behalf of the officer for Personal Disability Insurance in the amount of $4,574, $2,277 and $1,990 in each of 2002, 2001 and 2000, respectively.
(6)	Comprised of (i) a contribution made by Integrity to Integrity’s 401(k) Plan and Profit Sharing Plan in the amount of $3,381 in 2002; and (ii) a payment made by Integrity on behalf of the officer for Personal Disability Insurance in the amount of $5,874 in 2002.

       The following table sets forth information concerning the value as of December 31, 2002 of options to purchase shares of Class A Common Stock held by the Named Executive Officers. Integrity does not issue options to purchase shares of Class B Common Stock.

Fiscal Year-End Option Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money
			Options at Fiscal	Options at
	Shares		Year-End(#)	Fiscal Year-End(2)
	Acquired	Value
Name	On Exercise(#)	Realized(1)	Exercisable/Unexercisable	Exercisable/Unexercisable

Jerry W. Weimer	—	—	160,000/40,000	$339,660/$53,200

Donald J. Moen	5,000	$18,770	70,834/24,166	$113,515/$56,307

Daniel D. McGuffey	—	—	46,000/29,000	$119,857/$54,868

(1)	Based on the market price of the purchased shares on the exercise date less the option exercise price of $1.75 paid for such shares.
(2)	Represents the fair market value of a share of Class A Common Stock as of December 31, 2002 of $5.08, less the option exercise price, multiplied by the total number of exercisable or unexercisable options.

Employment Arrangements

        Employment Agreements. Integrity has entered into an employment agreement (the “Weimer Employment Agreement”) with Mr. Weimer for the position of Executive Vice President and Chief Operating Officer. The Weimer Employment Agreement provides Mr. Weimer with an initial annual base salary of $175,000. Mr. Weimer’s base salary was $255,104 in fiscal year 2002. Mr. Weimer is also eligible to receive cash bonuses under the executive cash bonus compensation system established from time to time by Integrity. The term of the Weimer Employment Agreement began on March 28, 1996 and continues until it is terminated for death, disability, for cause or upon mutual written agreement. The Weimer Employment Agreement also may be terminated after Mr. Weimer has been employed by Integrity for at least eighteen (18) months, upon six (6) months’ prior written notice of termination from Integrity to Mr. Weimer; however, Integrity, at its sole discretion, may elect to pay Mr. Weimer an amount equal to his salary for six (6) months in lieu of providing the above-mentioned notice. The Weimer Employment Agreement contains non-competition, non-solicitation and confidentiality provisions and expressly incorporates the Change in Control Agreement agreed to and executed by Mr. Weimer and Integrity.

        In addition, Integrity has entered into an employment agreement (the “Moen Employment Agreement”) with Mr. Moen for the position of Executive Vice President/Creative Director. The Moen Employment Agreement provides Mr. Moen with a non-refundable cash signing bonus of $25,000 and an initial annual base salary of $170,775. Mr. Moen’s annual base salary was $176,752 in fiscal year 2002. Mr. Moen is also eligible to receive cash bonuses under the executive cash bonus compensation system established from time to time by Integrity. The term of the Moen Employment Agreement began on October 1, 2001 and continues until October 1, 2004, unless it is earlier terminated for death, disability, for cause, or upon mutual written agreement. The Moen Employment Agreement contains non-competition, non-solicitation and confidentiality provisions and expressly incorporates the 1995 Cash Incentive Plan, Severance Agreement and Change in Control Agreement agreed to and executed by Mr. Moen and Integrity.

        Integrity has entered into an amended and restated employment agreement (the “McGuffey Employment Agreement”) with Mr. McGuffey for the position of Senior Vice President and Chief Marketing Officer. The McGuffey Employment Agreement currently provides Mr. McGuffey with an initial annual base salary of $175,000, which may be increased for merit or cost of living at Integrity’s discretion. Mr. McGuffey’s annual base salary was $178,933 in fiscal year 2002. Integrity also agreed to pay Mr. McGuffey an annual cash bonus of at least $10,000 plus additional cash bonuses for meeting certain performance goals as established from time to time by Integrity. In addition, Integrity has agreed to pay Mr. McGuffey a retention bonus in the total aggregate amount of $70,000, payable in three equal $10,000 installments on August 1, 2003, 2004 and 2005 and a $40,000 installment on August 1, 2006. The McGuffey Employment Agreement also provides for a one time payment of $50,000 as additional consideration for execution of a covenant not to compete. The term of the McGuffey Employment Agreement began on October 29, 2001 and continues until it is terminated for death, disability, for cause or upon mutual written agreement. The McGuffey Employment Agreement also may be terminated upon six (6) months’ prior written notice of termination from Integrity to Mr. McGuffey; however, Integrity, at its sole discretion, may elect to pay Mr. McGuffey an amount equal to his salary for six (6) months in lieu of providing such notice. If Mr. McGuffey is terminated upon six months’ notice, he will be entitled to receive as a severance benefit severance payments in an amount equal to his annual salary at the time of termination multiplied by two, less any amount Integrity paid to him in lieu of the six months’ notice. The McGuffey Employment Agreement contains non-competition, non-solicitation and confidentiality provisions and expressly incorporates the Change in Control Agreement agreed to and executed by Mr. McGuffey and Integrity.

        Integrity has also entered into an employment agreement (the “Williamson Employment Agreement”) with Mr. Williamson for the position of President and Chief Executive Officer of Integrity Publishers, Inc., the publishing subsidiary of Integrity. The Williamson Employment Agreement currently provides Mr. Williamson with an initial base annual salary of $250,000. Mr. Williamson’s annual base salary was $255,104 in fiscal year 2002. Mr. Williamson is also eligible to receive cash bonuses under the executive cash bonus compensation system established from time to time by Integrity. The term of the Williamson Employment Agreement began on June 1, 2001 and continues until it is terminated for death, disability, for cause or upon mutual written agreement. The Williamson Employment Agreement also may be terminated upon six (6) months’ prior written notice of termination from Integrity to Mr. Williamson; however, Integrity, at its sole discretion, may elect to pay Mr. Williamson an amount equal to his salary for six (6) months in lieu of providing such notice. If Mr. Williamson is terminated upon six months’ notice, he will be entitled to receive as a severance benefit severance payments in an amount equal to his annual salary at the time of termination multiplied by two, less any amount Integrity paid to him in lieu of the six months’ notice. The Williamson Employment Agreement contains non-competition, non-solicitation and confidentiality provisions and expressly incorporates the Change in Control Agreement agreed to and executed by Mr. Williamson and Integrity.

        Change in Control Agreements. Integrity has entered into change in control agreements (the “Change in Control Agreements”) with certain Named Executive Officers as well as other senior officers of Integrity. The Change in Control Agreements provide that in the event the officer is employed by Integrity at the time of a Change in Control (as defined in the Change in Control Agreement), the officer shall be entitled to supplemental employment benefits should his employment with Integrity terminate within 18 months after the Change in Control has occurred. The Change in Control Agreements provide that such termination of employment can be involuntary, other than termination for cause or the result of death, disability, or retirement age, or voluntary, following a material change in the nature or location of his position or a material change in the benefits provided to the officer by Integrity. The supplemental benefits that are required to be provided to the officer upon such a termination include a severance payment in an amount equal to one-half of the officer’s annual base salary as well as various other benefits, including basic life insurance, long-term disability insurance, health insurance and other medical benefits.

        Without the consent of the officer, the terms of the Change in Control Agreement may be terminated or amended by Integrity following the first anniversary of its execution and at any time prior to the first to occur of (i) a Change in Control, (ii) the public announcement of a proposal for a transaction that, if consummated, will constitute a Change in Control, or (iii) the Board of Directors learning of a proposal for a transaction that, if consummated, would constitute a Change in Control.

Upon the occurrence of any of the foregoing events, the Change in Control Agreements continue in effect at such time without termination or further change by Integrity until the earlier of (x) 18 months following any Change in Control, or (y) the final withdrawal or termination of a proposal under item (ii) or (iii) that, had it been consummated, would have constituted a Change in Control, at which time the Change in Control Agreement may, once again, be amended or terminated by Integrity until one of such events occurs.

        A Change in Control, as defined in the Change in Control Agreements, includes, among other things: a change of control of Integrity such that any person, other than current affiliates of Integrity, becomes the beneficial owner of securities of Integrity representing 50% or more of the combined voting power of Integrity’s then outstanding securities; any consolidation, merger or share exchange involving Integrity in which Integrity is not the continuing or surviving corporation or pursuant to which shares of Integrity stock would be converted into cash, securities or other property; the stockholders of Integrity approving any plan or proposal for the liquidation or dissolution of Integrity; or substantially all of the assets of Integrity being sold or otherwise transferred to parties that are not within a controlled group of corporations in which Integrity is a member.

        Cash Incentive Plan. Integrity has an Integrity Incorporated 1995 Cash Incentive Plan (the “Cash Incentive Plan”). The Cash Incentive Plan expired in January 2001; however, no outstanding award under the Cash Incentive Plan may be revoked or altered in a manner unfavorable to the participant without the consent of the participant. Under the Cash Incentive Plan, key employees of Integrity were eligible to be awarded Units which were payable only in cash. The Units vest in one-fifth increments on each anniversary of the date of grant until vested in full. Participants in the Cash Incentive Plan received final payment on January 15, 2001. The value of the Units, and the calculation of interim and final payments, is determined based on the difference between the fair market value of a number of shares of Class A Common Stock equal to the number of Units at the date of determination and the fair market value of the same number of shares on the date of grant of the Units. In 1995, awards were made under the Cash Incentive Plan to certain of the Named Executive Officers, as well as other senior officers of Integrity, which awards, individually, currently do not have a value in excess of $100,000. In 1996, one award (which currently does not have a value in excess of $100,000) was made under the Cash Incentive Plan to one of the Named Executive Officers. No further awards were made under the Cash Incentive Plan prior to its expiration.

        Severance Agreements. Integrity has entered into severance agreements (the “Severance Agreements”) with certain Named Executive Officers as well as other senior officers of Integrity. The Severance Agreements provide for the payment of severance benefits to such persons upon their termination of employment by Integrity without cause. Such persons are not entitled to severance benefits under the Severance Agreement if they voluntarily resign, quit, abandon their job or cannot perform their duties due to death or disability. In addition, if an officer is entitled to severance benefits upon termination of employment under the terms of a Change in Control Agreement, as described above, the officer will not be entitled to any benefits under the Severance Agreement.

        The Executive Nonqualified Excess Plan. Effective December 1, 2002, Integrity adopted the Executive Nonqualified Excess Plan of Integrity Media, Inc. (the “Excess Plan”), which provides a means for certain Named Executive Officers as well as other senior officers of Integrity to defer receipt of a portion of their current compensation until retirement. Under the Excess Plan, eligible participants may defer up to 20% of their annual base salary and 50% of their annual or long-term incentive bonus, with gains and losses debited and credited based on the performance of one or more investment funds chosen by the participant. Under the Excess Plan, Integrity has the right to decide annually whether matching credits will be made on behalf of the participants. Integrity did not make any matching credits in fiscal 2002.

        Long-Term Incentive Plan. On November 2, 2001, Integrity’s Board of Directors adopted the Integrity Incorporated 2001 Long-Term Incentive Plan (the “2001 LTIP”). The 2001 LTIP

became effective as of its approval by the Board of Directors and was approved at Integrity’s Annual Meeting of Stockholders in May 2002. The 2001 LTIP permits grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and other stock based awards. Integrity has reserved for issuance upon the grant or exercise of awards pursuant to this plan 400,000 shares of authorized but unissued shares of Class A Common Stock. At December 31, 2002, there were 50,000 shares of Class A restricted stock outstanding under the 2001 LTIP. There are 350,000 shares available for grants under the 2001 LTIP.

Stockholder Return Comparison

        The line graph below compares cumulative stockholder returns on Integrity’s Class A Common Stock with the cumulative stockholder returns on the Nasdaq Stock Market (U.S. Companies) and a Peer Index over the period beginning December 31, 1997 through December 31, 2002 (assuming the investment of $100 on December 31, 1997 and reinvestment of all dividends).

Year-End Cumulative Returns

Comparison of Cumulative Total Returns

	December

	1997	1998	1999	2000	2001	2002

Integrity	100.000	300.000	250.000	235.000	504.000	406.400
The Nasdaq Stock Market	100.000	140.990	261.484	157.417	124.885	86.339
Peer Index	100.000	103.760	132.105	113.306	113.327	123.686

        Total return calculations for the Nasdaq Stock Market (U.S. Companies) and the Peer Index were prepared by the Center for Research in Security Prices, The University of Chicago. The Peer Index is based upon the companies comprising the Publishing Index in the Dow Jones Media

Industry Group. Specific information regarding the companies comprising the Peer Index will be provided to any stockholder upon request to Donald S. Ellington at Integrity.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

        Overview and Philosophy. The Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for reviewing and making decisions under a delegation of authority from the Board with respect to salaries, wages, bonuses, stock options and other benefits for executive officers of Integrity.

        The objectives of Integrity’s executive compensation program are to:

—	Encourage the achievement of company performance by providing compensation which directly relates to the performance of the individual and the achievement of internal strategic objectives.

—	Establish compensation policies and guidelines that will attract and retain qualified personnel through an overall level of compensation opportunity that is competitive within Integrity’s industry.

—	Promote a direct relationship between compensation and company performance by facilitating executive officer stock ownership through stock option awards.

        Overall, Integrity’s executive officer compensation program is comprised of base salary, annual cash incentive bonus compensation, long-term incentive compensation in the form of stock options, and various other benefits, including a medical plan, which are generally available to all employees of Integrity.

        Base Salary. The base salaries for Integrity’s executive officers vary depending on the responsibilities of the officers. While the executive officer base salary compensation is designed to be competitive with other companies in Integrity’s industry, Integrity believes that the bonus compensation described below better serves the compensation philosophy of Integrity.

        2002 Cash Incentive Compensation. In order to maximize the commonality of interests of Integrity’s stockholders and its management, Integrity awards cash bonuses based on Integrity’s operating performance. Integrity’s budgeted financial performance goals are set at the beginning of each fiscal year and cash bonuses are then awarded in the judgment of the Compensation Committee based on the achievement of budgeted targets and the individual performance of the officer. None of the Named Executive Officers received a cash bonus based on the 2002 Cash Incentive Compensation plan for fiscal year 2002.

        Stock Options and Restricted Stock. The stock option programs of Integrity are long-term incentive plans for executive officers and employees intended to relate employee and stockholder long-term interests by creating a strong and direct link between compensation and stockholder returns. In general, stock option awards are granted on an annual basis if warranted by Integrity’s growth and profitability. To encourage long-term performance, options generally vest over a five-year period. The Compensation Committee considers current stock ownership and option holdings in deciding the number of options to be awarded to each recipient. In fiscal 2002, Integrity did not make any awards, including stock options or restricted stock, to its executive officers.

        Compensation of Chief Executive Officer. In fiscal 2002, the Chief Executive Officer of Integrity, Mr. P. Michael Coleman, was compensated pursuant to an unwritten employment agreement approved by the Board of Directors of Integrity prior to Integrity’s initial public offering in July 1994. Under the agreement, Mr. Coleman received a base salary of $333,644 during fiscal 2002. Mr. Coleman did not receive a bonus award in 2002. The amount of Mr. Coleman’s compensation is determined by the Compensation Committee. Integrity did not make any awards, including stock options or restricted stock, to Mr. Coleman under the 2001 Long-Term Incentive Plan in 2002.

        The Compensation Committee has adopted several plans and agreements designed to assist Integrity in retaining key employees of outstanding ability when considering various alternatives to enhance stockholder value, including business transactions with third parties. These plans and agreements are designed to offer key employees an increased incentive to join or continue in the service of Integrity and to increase their efforts for its welfare by participating in the growth of Integrity. Specifically, the Compensation Committee adopted a form of Change in Control Agreement and a form of Severance Agreement, which were used with various key employees.

        Section 162(m) of the Internal Revenue Code (the “Code”) adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any “covered employee” in any taxable year beginning after December 31, 1993. The term covered employee for this purpose is defined generally as the Chief Executive Officer and the four other highest paid employees of the corporation. Performance-based compensation is outside the scope of the $1 million limitation, and hence, generally can be deducted by a publicly-held corporation without regard to amount, provided that, among other requirements, such compensation is approved by the stockholders. Generally speaking, the Compensation Committee’s executive compensation policies are performance-based. The Compensation Committee has not formulated, and, given the current levels of executive compensation in Integrity, does not foresee the need in the immediate future to formulate, a policy for Integrity with regard to Section 162(m) and executive compensation.

Compensation Committee

Heeth Varnedoe III, Chairman
Jimmy M. Woodward
William A. Jolly

Certain Transactions

        Donald J. Moen, who serves as Integrity’s Executive Vice President and Creative Director, is also one of Integrity’s exclusive songwriters and artists. In this capacity, Mr. Moen received payments of approximately $378,000 in royalties during the fiscal year ended December 31, 2002.

        Integrity’s Board of Directors has adopted a policy that requires that transactions between Integrity and its officers, directors or other affiliates be on terms no less favorable to Integrity than could be obtained from unaffiliated third parties on an arm’s-length basis and, further, that any such transaction be approved by a majority of Integrity’s directors who have no interest in such transaction.

PROPOSAL II

RATIFICATION OF SELECTION OF AUDITORS

        Integrity’s Board of Directors, based on the proposal of the Audit Committee, has selected PricewaterhouseCoopers LLP to conduct the annual audit of the financial statements of Integrity for the fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP conducted the annual audit of Integrity’s financial statements for the fiscal year ended December 31, 2002. PricewaterhouseCoopers LLP has no financial interest, direct or indirect, in Integrity and does not have any relationship with Integrity except in its professional capacity as an independent auditor.

        The ratification by the holders of Class A Common Stock and Class B Common Stock of the selection of PricewaterhouseCoopers LLP as independent auditors is not required by law or by the Bylaws of Integrity. The Board of Directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this selection to a vote of the holders of Class A Common Stock and Class B Common Stock. If this selection is not ratified by the stockholders at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent auditors for the fiscal year ending December 31, 2003. Even if the selection is ratified, the Board of Directors in its sole discretion may direct the appointment of a different independent accounting firm at any time during the fiscal year if the Board determines that such a change would be in the best interests of Integrity and its stockholders.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

Audit Fees

        PricewaterhouseCoopers LLP has billed Integrity an aggregate of $235,000, including out-of-pocket expenses, for professional services rendered for its audit of Integrity’s financial statements for the 2002 fiscal year and for its reviews of the financial statements included in Integrity’s Forms 10-Q for the 2002 fiscal year and for services related to such audit and reviews.

Financial Information Systems Design and Implementation Fees

        PricewaterhouseCoopers LLP has not billed, nor has it performed, any services for Integrity that relate to the design and/or implementation of any financial information systems.

All Other Fees

        PricewaterhouseCoopers LLP has billed Integrity an aggregate of $127,156 for professional services that were not related to the audit and/or review of Integrity’s financial statements.

        The Board of Directors recommends that stockholders vote FOR ratification of the selection of PricewaterhouseCoopers LLP as Integrity’s independent auditors for the fiscal year ending December 31, 2003. If a choice is specified on the proxy by the stockholder, the shares will be voted as specified. If no specification is made, the shares will be voted FOR ratification. The affirmative vote of the majority of the shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, provided a quorum is present, is required for approval of Proposal II.

STOCKHOLDER PROPOSALS

FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

        Any proposal a stockholder may desire to have included in Integrity’s Proxy Statement for presentation at the 2004 Annual Meeting of Stockholders must be received by Integrity at Integrity Media, Inc., 1000 Cody Road, Mobile, Alabama 36695, Attention: Donald S. Ellington, on or prior to December 20, 2003. In addition to this notice requirement, Rule 14a-8 under the Securities Exchange Act of 1934 sets forth additional requirements applicable to a stockholder’s request that its proposal be included in Integrity’s 2004 Proxy Statement, and provides that Integrity may refuse such request under a variety of circumstances. Stockholders may intend to present a proposal from the floor of the 2004 Annual Meeting of Stockholders, and they may commence their own proxy solicitation, rather than having the proposal included in Integrity’s 2004 Proxy Statement. Under Integrity’s Bylaws, Integrity must receive notice of any such stockholder proposal prior to March 24, 2004 in order for the notice to be timely. If Integrity does not receive notice of the proposal prior to March 24, 2004, and if such proposal otherwise fails to conform to the stipulations of Integrity’s Bylaws, the presiding Integrity officer at the 2004 Annual Meeting of Stockholders will be entitled to disregard the proposal. In addition, if Integrity does not receive notice of the stockholder proposal prior to March 5, 2004, Integrity will retain discretionary voting authority over the proxies returned by stockholders for the 2004 Annual Meeting of Stockholders with respect to such stockholder proposal. Discretionary voting authority is the ability to vote proxies that stockholders have executed and returned to Integrity on matters not specifically reflected on the proxy card and on which stockholders have not had an opportunity to vote by proxy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires Integrity’s officers and directors, and persons who own more than ten percent of a registered class of Integrity’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Integrity’s officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish Integrity with copies of all Section 16(a) forms that they file.

        Based solely upon a review of the copies of the forms furnished to Integrity, or written representations from certain reporting persons that no other reports were required, Integrity believes that during fiscal 2002 all of its officers and directors and greater than ten percent beneficial owners complied with all applicable filing requirements.

Expenses of Solicitation

        The cost of soliciting proxies in the accompanying form will be borne by Integrity. In addition to the use of the mails, proxies may be solicited by directors, officers or other employees of Integrity, personally, by telephone or by telegraph. Integrity does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

Miscellaneous

        Integrity is not aware of any matters to be brought before the Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before the Annual Meeting, the persons designated as proxies will vote in accordance with their best judgment on such matters.

Availability of Annual Report

        Accompanying this Proxy Statement is a copy of Integrity’s Annual Report for the year ended December 31, 2002. Stockholders who would like additional copies of the Annual Report should direct their requests in writing to: Integrity Media, Inc., 1000 Cody Road, Mobile, Alabama 36695, Attention: Donald S. Ellington.

PROXY

INTEGRITY MEDIA, INC.
Mobile, Alabama
Annual Meeting of Stockholders

      The undersigned stockholder of Integrity Media, Inc. (“Integrity”) hereby constitutes and appoints P. Michael Coleman and Donald S. Ellington, and each of them individually, with full power of substitution, to vote, as designated below, the number of shares of Class A Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Adams Mark Hotel, 64 South Water Street, Mobile, Alabama, 36602, on Friday, May 23, 2003, at 2:00 p.m., local time, or at any adjournments thereof (the “Annual Meeting”), upon the proposals, and with discretionary authority as to any other matters that may properly come before the Annual Meeting, all in accordance with and as described in, the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated April 18, 2003, the receipt of which is acknowledged.

      At the present time, the Board of Directors knows of no other business to be presented to a vote of the stockholders at the Annual Meeting. The Board of Directors recommends that stockholders vote FOR all proposals.

1.	ELECTION OF DIRECTORS. On the proposal to elect the following slate of directors to serve until the 2004 Annual Meeting of Stockholders of Integrity and until their successors are elected and qualified:

P. Michael Coleman, Jean C. Coleman, William A. Jolly, Charles V. Simpson, Heeth Varnedoe III, and Jimmy M. Woodward

FOR	☐	WITHHOLD AUTHORITY	☐

To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) in the space provided:

2.	SELECTION OF AUDITORS. On the proposal to ratify the selection of PricewaterhouseCoopers LLP as Integrity’s independent auditors for the fiscal year ending December 31, 2003:

FOR ☐                 AGAINST   ☐                 ABSTAIN   ☐

      This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR ALL proposals and with discretionary authority on all other matters that may properly come before the Annual Meeting or any adjournments thereof.

      Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Shares Held:

Signature of Stockholder

Signature of Stockholder (if held jointly)

Dated: __________________________________________, 2003
Month Day

THIS PROXY IS SOLICITED ON BEHALF OF INTEGRITY’S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE AT THE ANNUAL MEETING.